FAM SERIES FUND, INC.

MERCURY BALANCED CAPITAL STRATEGY PORTFOLIO

SERIES #6

FILE # 811-3091

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
7/11/2005	Wrigley Jr 4.65% 7/15/15	565,000	500,000,000	Goldman Sachs JP Morgan Merrill Lynch Citigroup Dresdner Kleinwort Wasserstein Loop Capital Markets
7/20/2005	Resona Preferred Global Securities 7.19% 12/4/49	435,000	1,150,000,000	Merrill Lynch Goldman Sachs Morgan Stanley UBS Investment
7/29/2005	(Foxwood Casino)Maschantucket Western Pequot Tribe 5.91% 9/1/21	235,000	250,000,000	Merrill Lynch Morgan Stanley Banc of America Citigroup KeyBanc Capital RBS Greenwich Wachovia Bank Wells Fargo
9/13/2005	Marsh & Mclennan 5% 9/16/10	270,000	550,000,000	Citigroup Goldman Sachs Banc of America Deutsche Bank Merrill Lynch UBS Sec ABN Inc. Morgan Stanley Scotia Capital Wells Fargo
9/19/2005	Sysco Corp. 5.38% 9/21/35	265,000	500,000,000	Goldman Sachs Banc of America JP Morgan Merrill Lynch BNY Capital Markets Comerica Sec Mitsubishi Sec SunTrust Capital TD Securities Wachovia Capital Wells Fargo
9/23/2005	Teck Cominco 6.13% 10/1/35	230,000	700,000,000	JP Morgan Citigroup Merrill Lynch RBC Capital BMO Nesbitt TD Securities CIBC World Markets Scotia Capital BNP Paribas HSBC Sec.
10/25/2005	HRPT Properties Trust 5.75% 11/1/15	425,000	250,000,000

Merrill Lynch

RBC Capital Markets

Wachovia

BNY Capital Markets

Banc of America

Brookstreet Securities

Comerica Securities

Commerzbank Capital

Ferris, Baker Wattes

Greenwich Captial

Harris Nesbitt

KeyBanc

McGinn, Smith

Morgan Keegan

Oppenheimer

PNC Capital Markets

Piper Jaffray

SG Americas

Stifel, Nicolaus & Co

SunTrust

Wedbush Morgan

Wells Fargo

12/7/2005	Istar Financial 5.80% 3/15/11	310,000	250,000,000	Merrill Lynch UBS Investment HSBC RBC Capital Scotia Capital
12/9/2005	Burlington Northern Santa Fe 6.61% 12/15/55	595,000	500,000,000	Merrill Lynch Goldman Sachs Banc of America JP Morgan Barclays Capital Wachovia Securities